Exhibit 99.1
          FARO Technologies Reports Record Third Quarter 2003 Results;
                        Sales Up 58.7% to $19.2 Million;
                   Forecasts Continued Strong Growth For 2004

    LAKE MARY, Fla., Oct. 29 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported its fifth consecutive profitable quarter, exceeding its targeted range of sales and earnings, fueled by an increase in sales and a reduction of operating expenses as a percentage of sales.

    Net income was $3.3 million, or 26 cents per diluted share, in the quarter that ended September 27, 2003, compared to $72,000, or one cent per diluted share in the year-ago quarter, which ended September 30, 2002. Excluding a $1.1 million gain from settlement of litigation, net income was $2.2 million, or 17 cents per diluted share in the quarter ended September 27, 2003.
    Sales for the quarter were $19.2 million, a Company record for any quarter and a 58.7% increase from $12.1 million in the third quarter of 2002. Sales increased from higher laser tracker and FaroArm unit sales and from price increases on the laser tracker and FaroArm products in January 2003. Sales in the third quarter of 2003 exceeded the high end of the Company's $16-$17 million forecast by $2.2 million, or 12.9% as a result of an increase in new orders and because of a ramp up in production to meet its goal of shorter delivery times.
    "We had new order bookings of approximately $17.3 million during the quarter, an increase of $3.4 million, or 24.4% compared to approximately $13.9 million in the year-ago quarter," said Simon Raab, President and CEO. "We continue to achieve strong growth despite a sluggish manufacturing sector."
    Selling, general and administrative ("SG&A") expenses were $6.5 million in the third quarter of 2003, an increase of $1.4 million, or 27.4% from $5.1 million in the year-ago quarter. As a percentage of sales, SG&A expenses were 33.8% in the third quarter of 2003 compared to 42.2% in the year ago quarter.
    Income from operations increased $2.8 million, from a loss of $55,000 in the third quarter of 2002 to income of $2.7 million in the third quarter of 2003. This increase was primarily a result of an increase in gross profit of $4.5 million, offset by the $1.4 million increase in SG&A expenses noted above.
    From a regional perspective, in the third quarter of 2003 sales in the Americas grew 50.7% to $10.4 million compared to $6.9 million in the third quarter of 2002. Sales in Europe increased 61.0% in the third quarter of 2003 to $6.6 million, compared to $4.1 million in the year ago quarter. Sales in Asia Pacific in the third quarter increased 100.0% to $2.2 million, from $1.1 million in 2002. For the nine months ended September 27, 2003 sales in the Americas, Europe and Asia Pacific increased 44.2%, 77.0% and 54.0% respectively.
    "The third quarter was a good indication of how we can leverage our business model to higher earnings with sales growth," said Simon Raab, President and CEO. "We have said that we intend to hold our fixed operating expenses near their current level through 2004 and with continued sales growth our operating income should continue to increase. We have updated our revenue guidance for the fourth quarter and 2004, in light of the increase in new orders for the second and third quarters which have been stronger than our historical growth rates."

    Revised Outlook For 2003 and 2004.
    We are anticipating sales for the fourth quarter of 2003 to be $18-$20 million, and total sales in 2003 to be $67-69 million. We expect net income in the fourth quarter to be $2.1- $2.3 million, or $0.16 - $0.18 per diluted share, and total earnings per diluted share in 2003 to be $0.58-$0.60. Excluding the nine cents per diluted share from the gain from litigation in the third quarter of 2003, we expect earnings per diluted share in 2003 to be $0.49-$0.51.
    Based on our historical growth rate, and the recent positive trends in our business we are updating our prior 15-20% expectation for sales growth in 2004 to 20-25%. We anticipate that a portion of growth in 2004 will be from the new Faro Gage product, which we are introducing in 2003, and increased sales of our existing product line in all regions, especially in Asia Pacific. Based on our current cost structure, and expected continued improvements in our business model, we expect the 20-25% increase in sales to result in a 25-50% increase in net income excluding the gain from settlement of litigation in 2003, or $0.61-$0.77 per diluted share in 2004.
    A conference call reviewing the third quarter 2003 results will be held Thursday, October 30, 2003 beginning at 11:00 AM (Eastern)/ 8:00 AM (Pacific). To participate please dial 800-905-0392 five minutes prior to start time. International callers should dial 785.832.1523. The Conference ID is "FARO". A recording of the call will be available until January 30, 2004 by dialing
888.566.0161. International callers should dial 402.530.9310. No access code is needed for the replay. The call will be simultaneously broadcast over the Internet at: http://www.firstcallevents.com/service/ajwz391664302gf12.html
The call will be archived at the Company's website at http://www.faro.com.

    Financial Tables Follow
    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

    * our inability to  maintain historical sales growth rates,
    * our inability to maintain or reduce operating expenses or maintain our historical gross margin ,
    * difficulties in ramping up production in our new manufacturing facility in Switzerland and completing the opening and staffing of our sales office in China,
    * our inability to further penetrate our customer base;
    * development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
    * our inability to maintain our technological advantage by developing new products and enhancing our existing products;
    * the cyclical nature of the industries of our customers and the financial condition of our customers;
    * the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;
    * fluctuations in our annual and quarterly operating results as a result of (i) the size and timing of customer orders, (ii) the amount of time that it takes to fulfill orders and ship our products, (iii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (iv) increases in operating expenses required for product development and new product marketing, (v) costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes, (vi) the timing and market acceptance of new products and product enhancements, (vii) customer order deferrals in anticipation of new products and product enhancements,
(viii) our success in expanding our sales and marketing programs, (ix) start-up costs associated with opening new sales offices outside of the United States, (x) fluctuations in revenue and without proportionate adjustments in fixed costs, (xi) the efficiencies achieved in managing inventories and fixed assets; and (xii) adverse changes in the manufacturing industry and general economic conditions.
    * the inability of our products to displace traditional measurement devices and attain broad market acceptance;
    * the impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;
    * risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;
    * the loss of Simon Raab or Greg Fraser or other key personnel;
    * our inability to identify, consummate, or achieve expected benefits from acquisitions;
    * the failure to effectively manage our growth;
    * the loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms.
    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

    Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

                  FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                           SUMMARY FINANCIAL TABLE
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)
                          Three Months Ended          Nine Months Ended
                      September 27  September 30 September 27  September 30
                           2003          2002          2003         2002
    SALES              $19,183,958  $12,104,696  $48,831,692  $31,135,903
    COST OF SALES        8,153,080    5,552,740   20,235,693   14,589,099
    Gross profit        11,030,878    6,551,956   28,595,999   16,546,804
    OPERATING EXPENSES
      Selling            4,331,615    3,135,738   12,603,913    9,778,401
      General and
       administrative    2,160,923    1,975,530    6,208,803    5,702,658
      Depreciation and
       amortization        471,789      529,488    1,599,434    1,811,874
      Research and
       development       1,135,452      966,398    3,079,075    3,338,829
      Employee stock
       options             219,410           --      369,148        2,022
    Total operating
     expenses            8,319,189    6,607,154   23,860,373   20,633,784
    INCOME (LOSS) FROM
     OPERATIONS          2,711,689     (55,198)    4,735,626  (4,086,980)
    OTHER INCOME
     (EXPENSES)
      Interest income       14,541      100,940       50,695      342,391
      Other income, net  1,109,155       16,504    1,443,625      188,033
      Interest expense    (13,345)      (6,584)     (47,903)      (9,681)
    NET INCOME (LOSS)
     BEFORE INCOME TAX   3,822,040       55,662    6,182,043  (3,566,237)
    INCOME TAX EXPENSE
     (BENEFIT)             488,150     (16,333)      800,738       20,667
    NET INCOME
     (LOSS)             $3,333,890      $71,995   $5,381,305 $(3,586,904)
    NET INCOME (LOSS)
     PER SHARE - BASIC       $0.28        $0.01        $0.45      $(0.30)
    NET INCOME (LOSS)
     PER SHARE - DILUTED     $0.26        $0.01        $0.42      $(0.30)
    Weighted average
     shares - Basic     12,036,348   11,890,726   11,938,627   11,837,172
    Weighted average
     shares - Diluted   12,946,088   11,908,109   12,666,995   11,837,172

    SELECTED CONSOLIDATED BALANCE SHEET DATA
                    (UNAUDITED)

    Cash and investments                          $5,910,832
    Current assets                               $37,278,822
    Total assets                                 $51,147,218
    Current liabilities                          $10,032,940
    Long-term debt                                   $32,263
    Total liabilities                            $11,673,969
    Total shareholders' equity                   $39,473,249
    Total liabilities and
     shareholders' equity                        $51,147,218

SOURCE  FARO Technologies, Inc.
    -0-                             10/29/2003
    /CONTACT:  Greg Fraser, Executive Vice President & CFO, FARO,
+1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.faro.com/
    (FARO)
CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW
SU:  ERN